EXHIBIT 2

Schedule A

  This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 7/30/26, the date of the event which required filing of this Schedule 13D.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
6/1/2026	Buy	160,438	14.83
6/2/2026	Buy	49,727	14.98
6/3/2026	Buy	118,399	14.99
6/4/2026	Buy	94,498	15.01
6/5/2026	Buy	95,817	15.02
6/8/2026	Buy	199,260	14.77
6/9/2026	Buy	229,930	14.45
6/10/2026	Buy	225,694	14.88
6/11/2026	Buy	132,464	14.87
6/12/2026	Buy	176,550	14.76
6/15/2026	Buy	39,834	14.92
6/16/2026	Buy	118,283	15.02
6/17/2026	Buy	188,188	14.77
7/2/2026	Buy	3,444	12.80
7/6/2026	Buy	7,490	12.79
7/7/2026	Buy	23,103	12.77
7/13/2026	Buy	474	12.82
7/21/2026	Buy	6,691	12.50
7/22/2026	Buy	14,269	12.47
7/23/2026	Buy	32,004	12.43
7/24/2026	Buy	125,785	12.49
7/27/2026	Buy	59,430	12.35
7/29/2026	Buy	99,136	12.15
7/30/2026	Buy	87,430	12.16